Index Oil and Gas Inc. Completes a $3.8 million Private Placement

Houston, Texas October 10, 2006: Index Oil and Gas, Inc. (“Index” or “the Company”) (OTCBB: IXOG), today announced that it has completed a US$3,867,700 private placement (the “Placement”).

This Placement, together with the $7.1 million placement announced on September 11 2006, brings the gross funds raised over the last two months to over $10.9 million, reflecting institutional and private investor demand for the issue as Index expands its operations.

These expanded operations are expected to result in Index involvement in higher upside opportunities by;

•	Taking higher working interests in wells having low to medium risk;

•	Taking appropriate working interests in opportunities considered to have large upside potential;

•	Applying a portion of the funding to early stage, larger area Land Plays which may have a significantly higher potential reward profile.

Index has entered a 12-14 well drilling program. The Company looks forward to reporting the results from these carefully selected and objectively risked wells over the coming months.

About Index

Index is a gas biased exploration and production company, with activities in Kansas, Texas, Louisiana, Mississippi and Alabama. It has offices in Houston, Texas and Bath, England. Index is focused on efficiently building a broad portfolio of producing properties with what it believes to be significant upside potential and intends to grow its existing asset base and revenues through further investment in the U.S. The company seeks to develop its activities in areas containing prolific petroleum systems set in stable political and economic environments.

To find out more about Index Oil and Gas (OTCBB: IXOG), visit our website at www.indexoil.com.

Contact:
Index Oil and Gas Inc., Houston, Texas
Lyndon West
Tel: (713) 715 9275

Forward-Looking Statements

The statements in the press release that relate to the company's expectations with regard to the future impact the company's results from acquisitions or actions in development are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since the information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.